Exhibit 99.2

2011 Administrative Guidelines for the
Copano Energy, L.L.C.
Management Incentive Compensation Plan

The Copano Energy, L.L.C. Management Incentive Compensation Plan (the “Plan”) is established by the Board of Directors of Copano Energy, L.L.C. (the “Company”) to encourage and reward significant contributions to the successful and profitable operation of the enterprise by management employees of the Company or an Affiliate thereof. The Compensation Committee of the Board, which oversees executive compensation matters on behalf of the Board, approves the Administrative Guidelines for the Plan each Plan Year. Terms capitalized in these Administrative Guidelines but not defined herein shall have the meaning attributed to such terms in the Plan.

Participation

Participants eligible for the Plan effective January 1, 2011 for the 2011 Plan Year shall be those employees of the Company and its Affiliates named in Exhibit A to these Guidelines. Upon the recommendation of the CEO, the Committee may approve the entry of additional Participants in the Plan during the Plan Year following their promotion or employment date.  Participants who enter the Plan during the Plan Year shall be eligible for an Award under the Plan but, in the discretion of the CEO and Committee Chairman, may only be eligible for an Award calculated pro rata based upon the period of actual service during the Plan Year.

Bonus Opportunities

The 2011 Target Awards set forth on Exhibit A are the incentive compensation opportunities for each Participant for the Plan Year. The Target Award is expressed as a specific percentage of the Participant’s annual base salary at the rate in effect on April 1, 2011 and may be earned if, in the opinion of the Committee, the objectives upon which the opportunity is contingent are fully achieved and the Committee determines, in its discretion, that an Award should be paid to the Participant for the 2011 Plan Year. A Participant whose annual base salary or Target Award is modified during a Plan Year will be eligible for an Award that reflects the modified rate of annual base salary or Target Award for the period during which such modified annual base salary or Target Award is applicable.

Each Participant’s 2011 Award is contingent upon the achievement of the Financial and Operational Objectives specified in Exhibits B and C to these Guidelines and a Personal Objective, which shall be a subjective assessment of performance of the Participant made by the CEO (or in the case of the CEO’s performance, by the Committee).  For each Participant, the percentage assigned to the Financial Objective shall equal sixty percent (60%) of the Target Award, the percentage assigned to the Operational Objectives shall equal thirty percent (30%) of the Target Award and the percentage assigned to the Personal Objective shall equal ten percent (10%) of the Target Award.

Financial and Operational Objectives

For each Financial and Operational Objective, the Committee may approve the following performance levels:  1) a Threshold Level, 2) a Target Level, and 3) a Maximum Level, which levels shall be subject to final approval by the Board.

A.	If performance is less than the Threshold Level, the amount of the Target Award contingent upon that objective will not be paid, subject to Committee discretion, as described below.

B.	If performance is equal to the Threshold Level, fifty percent (50%) of the amount of the Target Award contingent upon that objective will be paid, subject to Committee discretion, as described below.

C.	If performance equals the Target Level, one hundred percent (100%) of the amount of the Target Award contingent upon that objective will be paid, subject to Committee discretion, as described below.

D.
If performance equals or exceeds the Maximum Level, one hundred and fifty percent (150%) of the amount of the Target Award contingent upon that objective will be paid, subject to Committee discretion, as described below.

E.
Unless otherwise specified in the objective, when performance falls between the Threshold Level and the Target Level or between the Target Level and the Maximum Level, the amount of the Award shall be determined by straight-line interpolation.

F.
In no circumstances will any Award be paid from this Plan if the per unit cash distribution paid to unitholders of the Company in regard to any quarter of the Plan Year is less than the Minimum Quarterly Distribution set forth in the Company’s Fourth Amended and Restated Limited Liability Company Agreement,  as amended from time to time.

When the Committee and the CEO deem it appropriate in their discretion, but subject to Board approval, the Threshold Level, Target Level and Maximum Level of any Financial or Operational Objective approved at the beginning of the Plan Year may be adjusted to reflect significant changes in the operational environment or in the strategic direction of the Company or such other factors as the Committee and the CEO may determine.

Personal Objective

At the end of the Plan Year, each Participant’s performance will assessed by the CEO (or, in the case of the CEO’s performance, by the Committee), and a score of 0% to 150% will be assigned based upon the CEO’s subjective opinion of the performance of the Participant and upon other factors that the CEO (or in the case of the CEO’s performance, the Committee) may deem relevant and appropriate. The percentage that represents the Participant’s Personal Objective score shall be multiplied by the weight assigned to the Personal Objective component of the Target Award to determine the amount of the Award that may be realized through the Personal Objective component of the opportunity.

2

Award Determinations

Subject to the Committee’s discretion to adjust the amount of any Award as described in the following paragraph, the level of achievement of the Financial, Operational and Personal Objectives determines the amount of a Participant’s Award.  The CEO’s recommendations for Awards will be presented to the Committee at its first meeting immediately following the end of the applicable Plan Year, at which time the Committee shall review performance and consider and approve Awards, if any, for all Participants, including the CEO.

Notwithstanding anything to the contrary herein or in the Plan, the Committee has the discretion, by Participant or as to all Participants, to adjust some or all of the amount of any Award that would otherwise be payable by reason of the satisfaction of the applicable Financial, Operational and/or Personal Objectives. In making any such adjustment, the Committee is authorized to take in to account any such factor or factors as it determines are appropriate, including, without limitation, Company, business unit and individual performance.  No Award is considered “earned” under the Plan until the Committee so determines and specifies the amount that will be paid with respect to such Award.

Conflicts

Any conflicts between the Plan and these Administrative Guidelines shall be resolved in favor of the Plan. Notwithstanding the preceding sentence, it is the intention of the Board and the Committee that the Plan shall be construed broadly to accommodate the provisions and concepts embodied in these Administrative Guidelines to the extent reasonably possible.

3

Exhibit A

Copano Energy, L.L.C.
2011 Management Incentive Compensation Plan
List of Participants and Target Awards

Exhibit B

Copano Energy, L.L.C.
2011 Management Incentive Compensation Plan
Financial Objective

The financial objective approved by the Board of Directors

Exhibit C

Copano Energy, L.L.C.
2011 Management Incentive Compensation Plan
Operational Objectives

The operational objectives approved by the Board of Directors